Exhibit 99.1

Catalyst Pharmaceuticals Reports Record First Quarter 2025 Financial Results and Provides Business Update

Catalyst Enters 2025 With Strong Momentum; Reiterates Confidence in Full-Year Outlook

Delivers Record Q1 2025 Total Revenues of $141.4 Million, a 43.6% YoY Increase

FIRDAPSE® and AGAMREE® Drive Sustained Organic Growth, Underscoring Execution Strength

Reaffirms Full-Year 2025 Total Revenue Guidance Provided Earlier This Year

of Between $545 Million and $565 Million

Strengthens Balance Sheet with Cash and Cash Equivalents of $580.7 Million and No Debt as of March 31, 2025

Conference Call and Webcast to be Held on May 8, 2025, at 8:30 AM ET

CORAL GABLES, Fla., - May 7, 2025 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), today reported financial results for the first quarter of 2025 and provided a business update.

“Catalyst’s exceptional first quarter performance underscores the continued strength of our commercial strategy and the growing demand for our differentiated therapies,” said Richard J. Daly, President and CEO of Catalyst. “Our 43.6% year-over-year total revenue growth for the first quarter of 2025 is a testament to our focused execution and the increasing recognition of the value that our therapies deliver. Looking ahead, we see meaningful opportunities to further establish AGAMREE as a cornerstone therapy in the Duchenne muscular dystrophy (DMD) market and expand FIRDAPSE’s clinical utility in Lambert-Eaton myasthenic syndrome (LEMS), addressing a significant unmet need for patients in both markets. We continue to evaluate strategically aligned opportunities to strengthen our portfolio and expand our reach to serve more patients. Building on our momentum, we are confident in our ability to execute our 2025 strategic priorities and drive long-term growth.”

Financial Highlights

For the Three Months Ended March 31,	2025	2024	% Change
(In thousands, except per share data)
Product Revenue, net	$141,400	$98,441	43.6%
FIRDAPSE Product Revenue, net	$83,731	$66,842	25.3%
FYCOMPA Product Revenue, net	$35,627	$30,425	17.1%
AGAMREE Product Revenue, net*	$22,042	$1,174	1,777.5%
GAAP Net Income	$56,737	$23,275	143.8%
Non-GAAP Net Income **	$86,596	$46,767	85.2%
GAAP Net Income Per Share – Basic	$0.47	$0.20	135.0%

Non-GAAP Net Income Per Share – Basic**	$0.71	$0.40	77.5%
GAAP Net Income Per Share – Diluted	$0.45	$0.19	136.8%
Non-GAAP Net Income Per Share – Diluted**	$0.68	$0.38	78.9%

As of March 31, 2025 and December 31, 2024
(In thousands)
Cash and Cash Equivalents	$580,656	$517,553	12.2%

*	For Q1 2024, represents product revenue, net from March 13, 2024 (the date of commercial availability) through the end of the quarter.
**

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measures presented in this press release provide investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP accounting. Further, non-GAAP measures of net income used by Catalyst may be different from and not directly comparable to similarly titled measures used by other companies.

First Quarter 2025 Financial Highlights

The Company delivered record first quarter 2025 results, reflecting the continued strength of its commercial execution and the durability of its growth strategy.

•	Total Q1 2025 product revenue, net was $141.4 million, a 43.6% year-over-year increase driven by broad-based demand across the commercial portfolio.

•

FIRDAPSE® Q1 2025 product revenue, net was $83.7 million, a 25.3% year-over-year increase, reflecting continued organic growth and a modest benefit from normalized prescription patterns following temporary disruptions related to the Change Healthcare cybersecurity incident in Q1 2024.

•

AGAMREE® Q1 2025 product revenue, net was $22.0 million, compared to product revenue, net of $1.2 million in 2024 for the period that the product was available after its launch on March 13, 2024. The results underscore continued growth and increasing prescriber engagement.

•	FYCOMPA® Q1 2025 product revenue, net was $35.6 million, a 17.1% year-over-year increase driven by ongoing demand ahead of anticipated generic competition in the second half of 2025.

Year-to-date 2025 Select Business Highlights

Catalyst continued to advance its strategic objectives in the first quarter of 2025, achieving key milestones across intellectual property and regulatory progress.

•

On April 8, 2025, Catalyst announced that Health Canada accepted the New Drug Submission for AGAMREE with Priority Review. The submission, filed by our sub-licensee in Canada, Kye Pharmaceuticals, has the potential to be approved by year-end 2025, which would position AGAMREE as the first authorized treatment option indicated for patients diagnosed with DMD in Canada.

•

During the first quarter of 2025, the SUMMIT Study advanced with the activation of additional sites and continued progress in patient enrollment, with the goal of providing long-term real-world evidence of the benefits of AGAMREE over other DMD treatments.

•

On January 21, 2025, FIRDAPSE was launched in Japan by sub-licensee DyDo Pharma for the treatment of LEMS, marking a strategic expansion of the product’s footprint and enhancing access for underserved LEMS patient populations in this region.

•

On January 8, 2025, Catalyst announced a settlement agreement with Teva Pharmaceuticals USA, Inc., and Teva Pharmaceuticals, Inc. (collectively, “Teva”), resolving the patent litigation initiated by Catalyst and SERB in response to Teva’s Abbreviated New Drug Application (ANDA) for a generic version of FIRDAPSE. Under the terms of the agreement, Teva may not market its generic product in the U.S. before February 25, 2035, subject to certain conditions. However, two remaining ANDA litigations regarding Catalyst’s FIRDAPSE patents continue.

2025 Financial Outlook Reaffirmed

The Company is reaffirming its full-year 2025 revenue outlook, reflecting confidence in its continued commercial execution and portfolio performance.

•	Total revenues, net for 2025 is expected to range between $545 million and $565 million.

•	FIRDAPSE product revenue, net for 2025 is expected to range between $355 million and $360 million.

•	AGAMREE product revenue, net for 2025 is expected to range between $100 million and $110 million.

•

FYCOMPA product revenue, net for 2025 is expected to range between $90 million and $95 million, reflecting the anticipated impact of the loss of market exclusivity for the tablets in May 2025 and the oral suspension in December 2025.

First Quarter 2025 Financial Results

Cost of sales: Cost of sales for the first quarter of 2025 was $17.9 million, compared to $12.5 million in the first quarter of 2024. As previously disclosed, royalties and milestone obligations related to AGAMREE are expected to increase if full-year product revenue exceeds $100 million. Royalties for FYCOMPA will commence following the loss of market exclusivity in May 2025 and will be subject to tiered rates based on annual net sales and the timing of generic entry. Milestone obligations are recorded when the obligation is incurred and capitalized over the remaining useful life of the asset.

Research and development expenses: Research and development expenses for the first quarter of 2025 were $3.9 million, compared to $2.6 million in the first quarter of 2024. The Company anticipates full-year 2025 research and development expenses to range between $15.0 million and $20.0 million, excluding the impact of any additional acquisitions, reflecting investments in the SUMMIT study and the start of initiatives to investigate the potential for AGAMREE’s label to be expanded in the future.

Selling, general, and administrative expenses: Selling, general, and administrative (SG&A) expenses for the first quarter of both 2025 and 2024 were $46.9 million. SG&A expenses are expected to increase modestly over the remainder of the year, reflecting personnel additions during 2024 and the strategic realignment of dedicated commercial teams supporting FIRDAPSE and AGAMREE which became effective at the start of the 2025 second quarter.

Amortization of intangible assets: Amortization of intangible assets was $9.3 million for the first quarter of both 2025 and 2024.

Operating income: Operating income for the first quarter of 2025 was $63.4 million, compared to $27.1 million in the first quarter of 2024, representing an increase of approximately 133.6%.

GAAP net income: GAAP net income for the first quarter of 2025 was $56.7 million ($0.47 per basic and $0.45 per diluted share), compared to GAAP net income of $23.3 million ($0.20 per basic and $0.19 per diluted share) in the first quarter of 2024.

Non-GAAP net income: Non-GAAP net income for the first quarter of 2025 was $86.6 million ($0.71 per basic and $0.68 per diluted share), compared to non-GAAP net income of $46.8 million ($0.40 per basic and $0.38 per diluted share) in the first quarter of 2024. Non-GAAP net income for all periods excludes from net income stock-based compensation, depreciation, amortization of intangible assets, and the income tax provision.

Tax rate: The Company’s effective income tax rate was 20.4% and 20.0% for the three months ended March 31, 2025 and 2024, respectively. Differences in the effective tax and the statutory federal income tax rate of 21% are driven by state income taxes, fluctuations in the value of investments, and anticipated annual permanent differences offset by equity compensation deductions.

Cash and cash equivalents: Cash and cash equivalents were $580.7 million as of March 31, 2025.

Our Form 10-Q for the first quarter of 2025, filed with the U.S. Securities and Exchange Commission on May 7, 2025, provides more detailed financial information and analysis of our financial condition and results of operations.

Conference Call & Webcast Details

Date:	May 8, 2025
Time:	8:30 AM ET
US/Canada Dial-in Number:	(833) 316-2483
International Dial-in Number:	(785) 838-9284

The webcast will be accessible under the Investors section on the Company’s website at www.catalystpharma.com. A webcast replay will be available on Catalyst’s website for at least 30 days following the date of the event.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX) is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence while actively seeking to expand its global commercial footprint through strategic agreements. Catalyst, headquartered in Coral Gables, Fla., was recognized on the Forbes 2025 list as one of America’s Most Successful Mid-Cap Companies and on the 2024 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst’s revenue forecasts for 2025 that are included in this press release will prove to be accurate, (ii) whether Catalyst will continue to be profitable and cash flow positive in 2025 and beyond, (iii) whether Catalyst will complete any acquisitions of additional products, and the timing of any such acquisitions, (iv) the impact of the pending Paragraph IV litigation relating to FIRDAPSE if the results of these litigation matters are adverse, and (v) those factors described in Catalyst’s Annual Report on Form 10-K for the 2024 fiscal year, Catalyst’s Quarterly Report on Form 10-Q for the first quarter of 2025, and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2025	2024
Revenues:
Product revenue, net	$141,400	$98,441
License and other revenue	21	68

Total revenues	141,421	98,509

Operating costs and expenses:
Cost of sales (a)	17,911	12,520
Research and development	3,887	2,581
Selling, general and administrative (a)	46,911	46,938
Amortization of intangible assets	9,345	9,344

Total operating costs and expenses	78,054	71,383

Operating income	63,367	27,126
Other income, net	7,919	1,963

Net income before income taxes	71,286	29,089
Income tax provision	14,549	5,814

Net income	$56,737	$23,275

Net income per share:
Basic	$0.47	$0.20

Diluted	$0.45	$0.19

Weighted average shares outstanding:
Basic	121,472,468	116,806,117

Diluted	126,957,982	123,403,626

(a)	exclusive of amortization of intangible assets

CATALYST PHARMACEUTICALS, INC.

RECONCILIATION OF NON-GAAP METRICS (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2025	2024
GAAP net income	$56,737	$23,275
Non-GAAP adjustments:
Stock-based compensation expense	5,850	8,248
Depreciation	115	86
Amortization of intangible assets	9,345	9,344
Income tax provision	14,549	5,814

Non-GAAP net income	$86,596	$46,767

Non-GAAP net income per share:
Basic	$0.71	$0.40

Diluted	$0.68	$0.38

Weighted average shares outstanding:
Basic	121,472,468	116,806,117

Diluted	126,957,982	123,403,626

CATALYST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$580,656	$517,553
Accounts receivable, net	71,265	65,476
Inventory	19,778	19,541
Prepaid expenses and other current assets	14,019	21,039

Total current assets	685,718	623,609
Operating lease right-of-use asset, net	2,158	2,230
Property and equipment, net	1,239	1,354
License and acquired intangibles, net	147,327	156,672
Deferred tax assets, net	48,222	45,982
Investment in equity securities	24,208	21,564

Total assets	$908,872	$851,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,197	$16,593
Accrued expenses and other liabilities	100,452	104,085

Total current liabilities	111,649	120,678
Operating lease liability, net of current portion	2,681	2,786
Other non-current liabilities	259	315

Total liabilities	114,589	123,779
Total stockholders’ equity	794,283	727,632

Total liabilities and stockholders’ equity	$908,872	$851,411

Source: Catalyst Pharmaceuticals, Inc.

Contact information:

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

IR@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com